Exhibit 99.1
Citizens Republic Bancorp Announces Retirement of Schwab as Chief
Credit Officer and Names Widawski as Successor
Company Release — 02/02/2009 10:00
FLINT, Mich., Feb. 2 /PRNewswire-FirstCall/ — Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) today announced that John D. Schwab, executive vice president and chief credit officer will retire after a six-year career with the company. President and chief executive officer Cathleen H. Nash has named Mark W. Widawski, currently managing director for Citizens Bank Business Finance, as successor following Schwab’s retirement. Widawski’s appointment is effective immediately.
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“We thank John for the job he has done since joining the company in 2002. He was instrumental in developing our credit quality process and driving the needed changes to ensure Citizens has the right credit culture in place,” said Nash. “We are appreciative of his leadership and wish him well in the next phase of his life.”
Nash continued, “We are very pleased that Mark will step into this critical role for Citizens. He has proven over the past four years with the company that he is well qualified to continue and build upon our very proactive credit risk management practices. He is an effective leader and will be an outstanding addition to our executive leadership team. Mark will focus his efforts on credit policy and practice.”
Nash is also pleased to announce that Brad Faubel, senior credit officer in Southeast Michigan has been named as manager of the senior credit officer team, reporting directly to Widawski.
“In this new role, Brad will lead the entire team of credit officers throughout the Citizens Republic footprint, focusing on execution of the credit policies and further strengthening our credit culture,” said Nash. “With Mark and Brad leading our credit quality efforts, we will continue to make loans to creditworthy borrowers.”
About Schwab
Prior to joining Citizens in November 2002 as chief credit officer, Schwab served as senior credit officer with Bank One managing credit approval and credit quality monitoring processes for the bank’s middle market commercial loan portfolios. With a career spanning 40 years, Schwab has vast experience in credit administration and management, mortgage and consumer lending, cash management and other banking disciplines.
About Widawski
Widawski joined Citizens Bank in June 2005 as senior credit officer for Southeast Michigan and was instrumental in establishing the Citizens Bank Business Finance asset based lending unit. Widawski’s 25 years of banking experience includes key credit, commercial, regional banking and asset based management positions at JP Morgan Chase and its predecessor organizations (Bank One/NBD). Widawski has a BBA from University of Notre Dame and an MBA from University of Detroit Mercy.
About Faubel
Prior to joining Citizens, Faubel was a senior credit officer for Fifth Third Bank’sEastern Michigan affiliate. There he managed a team of 25 credit professionals to support credit related activities in commercial real estate, middle market, healthcare, dealer services, and private and business banking. From 1999 to 2002, Faubel was a credit approval officer for Bank One (now Chase). Faubel has a bachelor’s degree in Economics and History from Knox College and an MBA in Finance from Indiana University.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Wisconsin and Ohio as Citizens Bank and in Iowa as F&M Bank, with 233 offices and 266 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic is the 41st largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
SOURCE Citizens Republic Bancorp, Inc.
Contact: Investor, Charles D. Christy, EVP & Chief Financial Officer, +1-810-237-4200, Charlie.Christy@citizensbanking.com, or Kristine D. Brenner, Director of Investor Relations, +1-810-257-2506, Kristine.Brenner@citizensbanking.com; or Media, Brian J. Smith, Corporate Communications, +1-810-237-3695, Brian.Smith@citizensbanking.com, all of Citizens Republic Bancorp, Inc.
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